FORM 5
                                             _________________________________
                                             |          OMB APPROVAL         |
[ ] Check this box if no longer subject      _________________________________
    to Section 16. Form 4 or Form 5          | OMB Number:         3235-0362 |
    obligations may continue.  See           | Expires:    December 31, 2001 |
    Instruction 1(b).                        | Estimated average burden      |
                                             | hours per response....... 1.0 |
[ ] Form 3 Holdings Reported                 _________________________________

[ ] Form 4 Transaction Reported

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
-------------------------------------------------------------------------------
1. Name and Address of Reporting Person*

   Burton            Robert                G.
-----------------------------------------------------
   (Last)            (First)            (Middle)

c/o Moore Corporation Limited
One Canterbury Green
-----------------------------------------------------
                     (Street)

Stamford                  CT            06901
-----------------------------------------------------
   (City)               (State)         (Zip)

-------------------------------------------------------------------------------
2. Issuer Name AND Ticker or Trading Symbol


MOORE CORPORATION LIMITED (MCL)
-------------------------------------------------------------------------------
3. IRS Identification Number of Reporting Person, if an entity (Voluntary)



-------------------------------------------------------------------------------
4. Statement for Month/Year


2001
-------------------------------------------------------------------------------
5. If Amendment, Date of Original (Month/Year)


January 7, 2002
-------------------------------------------------------------------------------
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [X] Director                             [ ] 10% Owner
   [X] Officer (give title below)           [ ] Other (specify below)

   President, CEO and Director
   --------------------------------------------------

-------------------------------------------------------------------------------
7. Individual or Joint/Group Reporting (check applicable line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

-------------------------------------------------------------------------------

                        TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
---------------------------------------------------------------------------------------------------------------------------------
                                                                                    5. Amount of
                                                                                       Securities    6. Owner-
                                                                                       Beneficially     ship
                        2. Trans-     3. Trans-       4. Securities Acquired (A)       Owned at         Form:
                           action        action          or Disposed of (D)            End of           Direct      7. Nature of
                           Date          Code            (Instr. 3, 4 and 5)           Issuer's         (D) or         Indirect
1. Title of Security       (Month/    (Instr. 8)      --------------------------       Fiscal Year      Indirect       Beneficial
   (Instr. 3)              Day/       ----------      Amount    (A) or     Price       (Instr.          (I)            Ownership
                           Year)                                (D)                    3 and 4)         (Instr. 4)     (Instr. 4)
---------------------------------------------------------------------------------------------------------------------------------
Common Shares            12/28/01                                                    1,231,069         D             N/A
---------------------------------------------------------------------------------------------------------------------------------
Common Shares            12/31/01      P              10,400      A        $9.40                       D             N/A
---------------------------------------------------------------------------------------------------------------------------------
Common Shares            12/31/01      P              900         A        $9.36                       D             N/A
---------------------------------------------------------------------------------------------------------------------------------
Common Shares            12/31/01      P              3,700       A        $9.37                       D             N/A
---------------------------------------------------------------------------------------------------------------------------------
Common Shares            12/31/01      P              3,400       A        $9.44                       I             By spouse and
                                                                                                                     son
---------------------------------------------------------------------------------------------------------------------------------
Common Shares            12/31/01      P              1,000       A        $9.43                       I             By spouse and
                                                                                                                     son
---------------------------------------------------------------------------------------------------------------------------------
Common Shares            12/31/01      P              7,500       A        $9.41                       I             By spouse and
                                                                                                                     son
---------------------------------------------------------------------------------------------------------------------------------
Common Shares            12/31/01      P              600         A        $9.42                       I             By spouse and
                                                                                                                     son
---------------------------------------------------------------------------------------------------------------------------------
Common Shares            12/31/01      P              2,280       A        $9.44                       I             By spouse
---------------------------------------------------------------------------------------------------------------------------------
Common Shares            12/31/01      P              5,000       A        $9.42                       I             By son
---------------------------------------------------------------------------------------------------------------------------------
Common Shares            12/31/01      P              1,180       A        $9.42                       I             By son
---------------------------------------------------------------------------------------------------------------------------------
Common Shares            12/31/01      P              1,180       A        $9.43                       I             By son
---------------------------------------------------------------------------------------------------------------------------------
Common Shares            12/31/01      P              580         A        $9.43                       I             By son
---------------------------------------------------------------------------------------------------------------------------------
Common Shares            12/31/01      P              600         A        $9.44                       I             By son
---------------------------------------------------------------------------------------------------------------------------------
Common Shares            12/24/01      P              5,200       A        $9.15                       I             By son
---------------------------------------------------------------------------------------------------------------------------------
Common Shares            12/24/01      P              300         A        $9.19     1,274,889         I             By son
---------------------------------------------------------------------------------------------------------------------------------

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT                      (over)
REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.                               SEC 2270 (3-99)
* If the form is filed by more than one person, see Instruction 4(b)(v).

                           TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                    (e.g. puts, calls, warrants, options, convertible securities)
-----------------------------------------------------------------------------------------------------------------------------------
    1.        2.        3.         4.         5.             6.                 7.           8.        9.         10.       11.
-----------------------------------------------------------------------------------------------------------------------------------
                                                                           Title and                           Ownership
                                          Number of     Date Exer-         Amount of                           Form of
                                          Derivative    cisable and        Underlying              Number of   Deriv-
                                          Securities    Expiration         Securities      Price   Derivative  ative
            Conver-             Trans-    Acquired (A)  Date (Month/       (Instr. 3       of      Securities  Security:
            sion or   Trans-    action    or Disposed    Day/Year)          and 4)         Deriv-  Benefi-     Direct
            Exercise  action    Code      of (D)        --------------    --------------   ative   cially      (D) or    Nature of
Title of    Price of  Date      (Instr.   (Instr. 3,    Date                      Amount   Secur-  Owned at    Indirect  Indirect
Derivative  Deriv-    (Month/    8)        4 and 5)     Exer-    Expir-           or Num-  ity     End of      (I)       Beneficial
Security    ative      Day/     --------  ----------    cis-     ation            ber      (Instr. Year        (Instr.   Ownership
(Instr. 3)  Security   Year)              (A)   (D)     able     Date     Title             5)     (Instr. 4)   4)       (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

              /S/ Robert G. Burton                         February 14, 2002
              ----------------------------------------     --------------------
              ** Signature of Reporting Person                    Date


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.